                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 1-09478

                           NOTIFICATION OF LATE FILING

(Check     [X] Form 10-KSB    [ ] Form 11-K    [ ] Form 20-F    [] Form 10-QSB
 One):     [ ] Form N-SAR     [ ] Form N-CSR

For Period Ended:                 December 31, 2004
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-KSB     [ ]  Transition Report on Form 10-QSB
[ ]   Transition Report on Form 20-F       [ ]  Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

            READ ATTACHED  INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT
OR TYPE.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the  notification  relates  to a portion  of the  filing  checked above, identify the item(s) to which the notification relates:__________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant              WATER CHEF, INC.
                       ---------------------------------------------------------

Former Name if Applicable
                         -------------------------------------------------------

                         1007 GLEN COVE AVENUE, SUITE 1
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Address of Principal Executive Office (STREET AND NUMBER)

City, State and Zip Code      GLEN HEAD, NEW YORK  11545
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

            (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]         (b) The subject annual report, semi-annual report, transition report on Form 10-KSB,  Form 20-F,  Form 11-K, Form N-SAR or Form N-CSR, or
            portion  thereof,  will be filed on or before the 15th  calendar day following the prescribed due date; or the subject  quarterly  report or transition  report on Form 10-QSB,  or portion  thereof,  will be filed on or before the fifth  calendar day following the  prescribed due date; and

            (c) The  accountant's  statement or other  exhibit  required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in reasonable detail the reasons why Forms 10-KSB, 20-F,
11-K, 10-QSB,  N-SAR, N-CSR, or the transition report or portion thereof,  could not be filed within the prescribed time period.

            The Registrant was unable to file the Form 10-KSB for the year ended
December 31, 2004, without  unreasonable effort or expense, due to its inability to file a complete and accurate Form 10-KSB by the original filing date.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

      DAVID A. CONWAY               (516)                   656-0059
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          (Name)                 (Area Code)             (Telephone Number)

            (2) Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).

                                                                [X] Yes  [  ] No

            (3) Is it  anticipated  that any  significant  change in  results of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                [  ] Yes  [X] No

            If so:  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                WATER CHEF, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date        March 31, 2005                   By /s/ David A. Conway
     -------------------------------           ---------------------------------
                                               Name:  David A. Conway
                                               Title: President and Chief
                                                      Executive Officer

                        INSTRUCTION.  The form  may be  signed  by an  executive
            officer  of  the   registrant  or  by  any  other  duly   authorized
            representative.  The name and title of the person  signing  the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the  registrant by an authorized  representative
            (other than an executive officer),  evidence of the representative's authority  to sign on behalf of the  registrant  shall be filed with the form.

                                    ATTENTION

            Intentional  misstatements  or omissions of fact constitute  Federal
            Criminal Violations. (See 18 U.S.C. 1001).